EXHIBIT 99.1

Edible Garden Reports a 324% Year-Over-Year Increase in Gross Profit for Nine-Month Period Ending September 2024

Healthy Core Business Operations - Year-to-Date Cut Herbs Sales Up 55% and Pulp Sales Up; Momentum Expected to Continue into 2025

Conference Call to Be Held Today at 8:00 am ET

BELVIDERE, NJ, November 13, 2024 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three months ended September 30, 2024.

Jim Kras, Chief Executive Officer of Edible Garden, commented, " We are pleased to report another strong quarter. Earlier this year, we made a strategic shift away from lower margin floral and lettuce products. This decision continues to pay dividends, highlighted by a $687,000 increase in gross profit for the third quarter of 2024 compared to the same period last year, representing gross profit margin expansion of 27% as compared to the third quarter of 2023. This remarkable improvement reflects the consistent margin growth that has fueled our progress in recent quarters, while marginally impacting our revenue growth in the second and third quarters. Furthermore, our gross profit for the first nine months of 2024 surged by $1.7 million—an impressive 324% increase over the prior year.”

“Our core business is stronger than ever, as demonstrated by a 55% increase in sales of cut herbs for the first nine months of 2024 compared to 2023. Revenue for the first nine months ended September 30, 2024, showed a slight year-over-year increase. Third-quarter revenue for 2024 was down from the same period last year, driven by our strategic decision to phase out lower-margin products and categories. For example, in connection with phasing out our legacy floral business at our Edible Garden Heartland facility in Grand Rapids, Michigan, we have installed a new production line to expand our capacity to drive the growth of our higher margin products. We believe these initiatives will help us accelerate achieving our goal of sustainable cash flow and profitability.”

“We also strengthened our balance sheet through our September S1 offering, raising approximately $5.65 million in gross proceeds. We allocated a portion of these funds to pay down $3.2 million in debt due in 2025, helping to deleverage our business and advance our goal of achieving positive free cash flow. Additionally, we invested in working capital ahead of the fourth-quarter holiday season, positioning us to better meet customer demand.”

"Our partnership with Walmart continues to grow in meaningful ways, including the introduction of our sustainably grown Hydro Basil, showcased through a custom-designed Basil Station display that integrates seamlessly into Walmart’s produce sections without disrupting existing planograms. Additionally, we have launched Edible Garden’s Vitamin Whey line of whey and plant protein powders, under the Vitamin Whey® and Vitamin Way® brands, on Walmart Marketplace. This move not only broadens consumer access to our Vitamin Whey products but also paves the way for expanding our offerings on Walmart’s platform, with plans to include our shelf-stable Pulp line of gourmet, sustainable sauces, and chili-based products, along with other shelf-stable items currently in development. The growth potential on Walmart Marketplace is tremendous, and we are confident our innovative products will resonate with the evolving tastes of a widening consumer base. We believe that this deepening collaboration with Walmart will boost Edible Garden’s revenue growth in 2024 and beyond."

"Our Pulp Flavors line of USDA organic, fermented and sustainable line of gourmet sauces experienced sales growth in the third quarter of 2024 as we continue to add to our existing distribution network which includes prominent retailers such as Target, Whole Foods, Meijer, Morton Williams, Dierbergs Markets, Woodman’s, and distributors like KeHE and UNFI. With the global sauces and condiments market projected by Research and Markets to grow from $172.79 billion in 2021 to $240.7 billion by 2028, we believe Pulp is well positioned to satisfy consumers’ appetite for bold, unique flavors that elevate meals from 'Bland to Bold®.’”

"We also introduced our innovative Kick Sports Nutrition line, offering premium performance products tailored for today’s health-conscious athletes. Kick. is designed to meet the evolving priorities of athletes who are increasingly mindful of their nutritional intake. According to IMARC Group, the global sports nutrition market is projected to grow from $54.8 billion in 2023 to $103.3 billion by 2032, fueled by health-conscious consumers who seek personalized, clean-label products that enhance athletic performance, align with dietary preferences, prioritize natural ingredients, and offer convenient, on-the-go solutions."

“The Company also received grants from the USDA Organic Certification Program, providing key support to offset organic certification and processing costs at our facilities in Belvidere, NJ, and Grand Rapids, MI. These funds will also fuel R&D for new organic product innovations, aligning with our Zero-Waste Inspired® mission. This partnership with the USDA strengthens our commitment to sustainable, local, and organic agriculture, reinforcing our role as a leader in controlled environment farming and our dedication to positively impacting the industry and the communities we serve.”

“We believe we have streamlined our business, eliminating elements that previously limited gross margin and revenue growth and that our core business operations are healthy and performing well. Given the current trends that we are seeing, we feel confident that the fourth quarter of 2024 will deliver significant growth in both margins and revenue, potentially marking one of the strongest quarters in the Company’s history. With a solid foundation and infrastructure in place, we believe we are poised not only to achieve strong results in the coming quarters but also to drive sustained growth and long-term value for our shareholders,” concluded Mr. Kras.

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Financial results for the three months ended September 30, 2024

For the three months ended September 30, 2024, revenue totaled $2.6 million, compared to $3.3 million for the three months ended September 30, 2023. The decrease was primarily driven by our strategic shift away from the sale of lower margin products; specifically, lettuce and floral. The absence of these two products accounted for a decrease of $597,000 in revenue and certain shipments of our nutraceutical products were delayed due to a hurricane in the Gulf of Mexico, which caused $215,000 of revenue to shift to the fourth quarter.

Cost of goods sold totaled $1.9 million for the three months ended September 30, 2024, compared to $3.3 million for the three months ended September 30, 2023. The decrease was primarily driven by our seasonally low sales in the current quarter and the elimination of the use of large third-party growers that previously made up a material portion of our cost of goods sold.

Selling, general and administrative (“SG&A”) expenses were $2.2 million for the three months ended September 30, 2024, compared to $2.4 million for the three months ended September 30, 2023. The decrease was primarily due to a reduction in labor costs and professional fees.

Net loss was $2.1 million, or ($0.65) per share, for the three months ended September 30, 2024, compared to a net loss of $2.4 million, or ($13.83) per share, for the three months ended September 30, 2023. The improvement in net loss was primarily driven by a 27% expansion of gross profit margin and lower SG&A offset by other expenses.

The complete financial results for the three months ended September 30, 2024, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and entering access code 493366. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/51613 or on the investor relations section of the company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/ through November 13, 2025. A telephone replay of the call will be available approximately one hour following the call, through Wednesday, November 27, 2024, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 51613.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company’s Kick Sports Nutrition line features premium performance products that cater to today’s health-conscious athletes. Furthermore, Edible Garden offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Pulp products go to https://www.pulpflavors.com/. For more information on Vitamin Whey® products go to https://vitaminwhey.com/. For more information on Edible Garden go to https://ediblegardenag.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand its existing customer relationships and into new product lines, and its performance as a public company. The words  “believe,” “design,” “expect,” “objective,” “plan,” “potential,” “project,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except shares)

	September 30,	December 31,
	2024	2023

ASSETS

Current assets:
Cash	$2,214	$510
Accounts receivable, net	1,665	1,249
Inventory, net	1,437	678
Prepaid expenses and other current assets	78	210
Total current assets	5,394	2,647

Property, equipment and leasehold improvements, net	3,266	3,893
Finance lease right-of-use assets	125	-
Intangible assets, net	44	47
Other assets	34	69
TOTAL ASSETS	$8,863	$6,656

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$3,487	$2,517
Current maturities of finance lease liabilities	40	-
Short-term debt, net of discounts	1,343	387
Total current liabilities	4,870	2,904

Long-term liabilities:
Long-term debt, net of discounts	649	4,040
Long-term finance lease liabilities	85	-
Total long-term liabilities	734	4,040
Total liabilities	5,604	6,944

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 100,000,000 shares authorized, 6,228,392 and 285,282 shares outstanding as of September 30, 2024 and December 31, 2023, respectively (1))	2	1
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of September 30, 2024 and December 31, 2023)	-	-
Additional paid-in capital	41,298	29,971
Obligation to issue shares	191	-
Accumulated deficit	(38,232)	(30,260)

Total stockholders’ equity (deficit)	3,259	(288)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,863	$6,656

(1)	Adjusted to reflect stock splits

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EDIBLE GARDEN AG INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per-share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue	$2,584	$3,289	$9,985	$9,965
Cost of goods sold	1,885	3,277	7,696	9,425

Gross profit	699	12	2,289	540

Selling, general and administrative expenses	2,189	2,387	8,823	7,458
Loss from operations	(1,490)	(2,375)	(6,534)	(6,918)

Other income (expenses)
Interest expense, net	(409)	(57)	(944)	(334)
Gain (Loss) from extinguishment of debt	(164)	-	(498)	70
Employee retention credit	-	-	-	1,233
Other income / (loss)	-	1	4	1
Total other income (expenses)	(573)	(56)	(1,438)	970

NET LOSS	$(2,063)	$(2,431)	$(7,972)	$(5,948)

Less: Series A Preferred Dividend	-	-	-	(4)

NET LOSS ATTRIBUTABLE TO COMMON STOCK	$(2,063)	$(2,431)	$(7,972)	$(5,952)

Net Income / (Loss) per common share - basic and diluted (1)	$(0.65)	$(13.83)	$(4.73)	$(47.72)

Weighted-Average Number of Common Shares Outstanding Basic and Diluted (1)	3,160,392	175,762	1,686,432	124,733

(1)	Adjusted to reflect stock splits

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